As filed with the Securities and Exchange Commission on May 14, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

______________________

ROGERS CORPORATION
(Exact name of registrant as specified in its charter)

______________________

Massachusetts	06‑0513860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

______________________

2225 W. Chandler Blvd.
Chandler, AZ 85224
(480) 917-6000
(Address of registrant’s principal executive offices including zip code)

Jay B. Knoll
Senior Vice President - Corporate Development, General Counsel and Corporate Secretary
2225 W. Chandler Blvd.
Chandler, AZ 85224
(480) 917-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

W. Andrew Jack
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Capital Stock, par value $1 per share(3)	1,027,238	$181.49	$186,433,424.62	$22,595.74

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such indeterminable number of securities of additional shares of Rogers Corporation’s (the “Registrant”) capital stock, par value $1 per share (“Capital Stock”), as may from time to time become issuable under the Registrant’s 2019 Long-Term Equity Compensation Plan (the “2019 Equity Plan”) to prevent dilution in the event of stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Capital Stock on the New York Stock Exchange on May 9, 2019.

(3)	Pursuant to the 2019 Equity Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 21, 2019;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 1, 2019;

•	The Registrant’s Current Report on Form 8-K filed on February 13, 2019; and

•
Description of the Registrant’s Capital Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on April 3, 2000, including any amendments or reports subsequently filed for the purpose of updating such description.

In addition, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates all securities offered hereunder have been sold or deregisters all securities then remaining unsold, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that no information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K shall be incorporated by reference except to the extent specified in such Current Report on Form 8-K.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Robert J. McCard, the Registrant’s Associate General Counsel, has opined as to the legality of the securities being offered by this Registration Statement. As of May 14, 2019, Mr. McCard owned 1,952.118 shares of Capital

Stock and held 611 unvested time-based restricted stock units and 954 unvested performance-based restricted stock units. Mr. McCard is eligible to participate in the 2019 Equity Plan.

Item 6. Indemnification of Directors and Officers.

Sections 8.30 and 8.42 of the Massachusetts Business Corporation Act (the “MBCA”) provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

Article 6 of the Registrant’s Restated Articles of Organization provides that the personal liability of the Registrant’s directors for monetary damages for breach of a fiduciary duty shall be limited to the fullest extent permitted by the MBCA.

Furthermore, Article V of the Registrant’s Amended and Restated Bylaws provides that the Registrant shall indemnify to the fullest extent permitted by law an individual who is a party to a proceeding because he or she is a director or officer of the Registrant against liability incurred in the proceeding if: (1)(i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (2) he or she was engaged in conduct for which he or she is not liable under (a) Article 6 of the Registrant’s Restated Articles of Organization, or (b) a provision of the Restated Articles of Organization authorized by Section 2.02(b)(4) of the MBCA or any successor provision to such Section 2.02(b)(4). Article V of the Registrant’s Amended and Restated Bylaws also provides that the Registrant shall, before final disposition of a proceeding, advance funds to pay for or promptly reimburse all of the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer upon delivery to the Registrant of certain affirmations and undertakings by such person.

The Registrant also has indemnification agreements with its directors and officers and carries insurance policies insuring them against certain liabilities that they may incur in their capacity as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
4.1	Rogers Corporation 2019 Long-Term Equity Compensation Plan.
5.1	Opinion and consent of Robert J. McCard, Associate General Counsel of the Registrant, regarding the legality of the securities being registered.
23.1	Consent of Robert J. McCard, Associate General Counsel of the Registrant (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, State of Arizona, on May 9, 2019.

ROGERS CORPORATION
By:	/s/ Bruce D. Hoechner
Bruce D. Hoechner President and Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of Rogers Corporation, hereby severally constitute and appoint Bruce D. Hoechner, Michael M. Ludwig, and Jay B. Knoll and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Rogers Corporation to comply with the provisions of the Securities Act of 1933, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities set forth below on May 9, 2019.

Signature                                Title

/s/ Bruce D. Hoechner                        President and Chief Executive Officer

Bruce D. Hoechner	Director
(Principal Executive Officer)

/s/ Michael M. Ludwig                        Senior Vice President, Chief
Michael M. Ludwig                        Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Mark Weaver                            Controller
Mark Weaver                            (Principal Accounting Officer)

/s/ Keith L. Barnes                         Director
Keith L. Barnes

/s/ Michael F. Barry                         Director
Michael F. Barry

/s/ Carol R. Jensen                         Director
Carol R. Jensen

/s/ Ganesh Moorthy                         Director
Ganesh Moorthy

/s/ Jeffrey J. Owens                         Director
Jeffrey J. Owens

/s/ Helene Simonet                         Director
Helene Simonet

/s/ Peter C. Wallace                        Director
Peter C. Wallace